UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2021

AppTech Corp.

(Exact name of registrant as specified in its charter)

Wyoming	65-0847995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5876 Owens Ave. Suite 100 Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

 (760) 707-5959

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	APCX	OTC Pink Open Market

Item 1.01 Entry into a Material Definitive Agreement

On August 21, 2020, AppTech Corp. (“AppTech”) entered into a Strategic Partnership Agreement and Option Purchase Agreement (the “Initial Agreements”) with Silver Alert Services LLC, doing business as LifeLight Systems (“Silver Alert”). AppTech believes this partnership is the right opportunity to expand its operations into the burgeoning telehealth and remote patient monitoring markets. By leveraging both companies’ strengths and providing advanced technological solutions for the telehealth, namely remote patient monitoring, the companies foresee rapid expansion and adoption of the product offering.

The December 30, 2020, the parties amended the Initial Agreements. The amendments altered and/or added certain definitions and the loan disbursements in the strategic partnership agreement and incorporated a vesting schedule related to the gross revenue generated from the partnership. Further on March 29, 2021, the parties further amended the Initial Agreements reducing the options by 1,000,000 (one million).

On April 27, 2021, AppTech and Silver Alert executed amended and restated Partnership Agreements (“Amended Agreements”) which amend, restate, and replace the Initial Agreements in their entirety with the Amended Agreements as of the Effective Date.

The Amended Agreements include an equity transaction whereby AppTech receives a 70% (seventy percent) ownership in Silver Alert upon certain revenue goals being achieved with no additional payment to Silver Alert. Further, upon the occurrence of the revenue goals, the revenue sharing between the companies shall be altered resulting in the Company retaining 70% (seventy percent).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Strategic Partnership Agreement dated as of April 27, 2021, by and among AppTech Corp. And Silver Alert Services LLC, doing business as LifeLight Systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH CORP.

Dated: May 03, 2021	By:	/s/ Luke D’Angelo
	Name:	Luke D’Angelo
	Title:	Chief Executive Officer

3